Exhibit (h)(2)(e)

FIFTH AMENDMENT TO AMENDED AND RESTATED FUND SERVICES AGREEMENT

This Fifth Amendment (“Amendment”) to the AMENDED AND RESTATED FUND SERVICES AGREEMENT, dated June 8, 2021, as amended on August 9, 2021, November 18, 2021, October 19, 2023, and July 11, 2024 (the “Agreement”) between JANUS HENDERSON INVESTORS US LLC (“Customer”) and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), is made and entered into as of October 24 2024 by the same parties.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, the Customer requests that J.P. Morgan provide its services to a new series of the Janus Detroit Street Trust, the Janus Henderson Income ETF and Janus Henderson Transformational Growth ETF(each a “New Series”) under the terms and conditions set forth in the Agreement (“Services”) and also update the Agreement’s Annex I to reflect the addition of the New Series; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement with respect to the New Series.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Amendment shall have the meaning ascribed to such terms in the Agreement.

2.	Amendments. The Agreement shall be amended as follows:

(A)	Annex I of the Agreement is hereby deleted in its entirety and replaced with the updated and revised Annex I attached hereto.

(B)	Save as amended by this Amendment, the Agreement shall remain in full force and effect.

3.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the parties.

5.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.

6.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit (h)(2)(e)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JANUS HENDERSON INVESTORS US LLC		JPMORGAN CHASE BANK, N.A.

By:	/s/ Nick Cherney	By:	/s/ Greg Cook
Name:	Nick Cherney	Name:	Greg Cook
Title:	Head of Innovation	Title:	Executive Director

Annex I

List of Funds

Amendment dated October 24, 2024 to the Amended and Restated Fund Services Agreement dated June 8, 2021.

•	Janus Henderson AAA CLO ETF

•	Janus Henderson B-BBB CLO ETF

•	Janus Henderson Corporate Bond ETF

•	Janus Henderson Emerging Markets Debt Hard Currency ETF

•	Janus Henderson Income ETF

•	Janus Henderson Mid Cap Growth Alpha ETF

•	Janus Henderson Mortgage-Backed Securities ETF

•	Janus Henderson Securitized Income ETF

•	Janus Henderson Short Duration Income ETF

•	Janus Henderson Small Cap Growth Alpha ETF

•	Janus Henderson Small/Mid Cap Growth Alpha ETF

•	Janus Henderson Transformational Growth ETF
•	Janus Henderson U.S. Real Estate ETF

•	Janus Henderson U.S. Sustainable Equity ETF